Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2020, Covetrus, Inc. (“we,” “our,” “us,” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.01 per share.
    The following description of our capital stock is a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are incorporated by reference as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part, and the terms and provisions of the Delaware General Corporation Law, or DGCL. For more complete information, you should carefully review our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL.

DESCRIPTION OF CAPITAL STOCK
Authorized Capital Stock
Our authorized capital stock consists of 675,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.
Common Stock
Holders of our common stock are entitled:
    to cast one vote for each share of common stock held of record on all matters submitted to a vote of the stockholders;
    to receive, on a pro rata basis, dividends and distributions, if any, that our Board may declare out of legally available funds, subject to preferences that may be applicable to our preferred stock, if any, then outstanding; and
    upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.
We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. See “Dividend Policy.”
The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. Our common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.
The holders of our common stock are not entitled to vote on any amendments to our amended and restated certificate of incorporation that relate solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series are entitled, either separately or together with holders of one or more other such series, to vote thereon pursuant to our amended or restated certificate of incorporation or the DGCL.
Our common stock is listed on The Nasdaq Global Select Market under the symbol “CVET.”
Preferred Stock
Under our amended and restated certificate of incorporation, our Board has the authority, by resolution and without approval by our stockholders, to issue from time to time shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and other terms and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. No shares of our authorized preferred stock are currently outstanding. Because our Board has the power to establish the preferences and rights of the shares of any series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of our common stock and could delay, discourage or prevent a takeover of us even if a change of control of us would be beneficial to the interests of our stockholders.

Exhibit 4.2
Annual Stockholders Meeting
Our amended and restated by-laws provide that annual stockholder meetings will be held at a date, time and place, if any, as selected by resolution adopted by a majority of our entire Board or, if duly authorized by the affirmative vote of a majority of our entire Board, by a committee thereof, or by the Chairman of our Board (if delegated such authority by resolution adopted by a majority of our entire Board). To the extent permitted under applicable law, we may conduct stockholder meetings by remote communications, including by webcast.
Voting
The affirmative vote of holders of a majority of the outstanding shares of our capital stock present, in person or by proxy, at any annual or special meeting of stockholders and entitled to vote will decide all matters voted on by stockholders at such meeting, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated by-laws, a different vote is required, in which case such provision will control.
Anti-Takeover Effects of our Certificate of Incorporation and By-laws
The provisions of our amended and restated certificate of incorporation and amended and restated by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that might be in a stockholder’s best interest, including an attempt that might result in the receipt of a premium over the market price for shares of our common stock. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board, which could result in an improvement of the terms of any offer.
Special Meetings of Stockholders
Our amended and restated certificate of incorporation and amended and restated by-laws provide that a special meeting of stockholders may be called only by (i) the Chairman of our Board, (ii) a majority of our entire Board, (iii) our lead independent director or (iv) our Chief Executive Officer.
Stockholder Action by Written Consent
Our amended and restated certificate of incorporation provides that any action that may be taken at any meeting of stockholders may not be taken by written consent of stockholders in lieu of a meeting (except as may otherwise expressly be provided by the terms of any series of shares of preferred stock permitting the holders of such series to act by written consent).
Classified Board
Our amended and restated certificate of incorporation provides for a board of directors divided into three classes, serving staggered terms of one, two and three years, respectively (for the first three years following February 7, 2019 until the 2022 annual meeting of stockholders). The first class of directors, served a one-year term which expired at the 2020 annual meeting of stockholders, and each of whom was elected for a term expiring at the 2022 annual meeting of stockholders. The second class of directors’ term expires at the 2021 annual meeting. The third class of directors is serving a three-year term expiring at the 2022 annual meeting of stockholders. Vacancies on our Board will be filled by our Board in accordance with our amended and restated by-laws.
Removal of Directors
Our amended and restated certificate of incorporation provides that directors may be removed only upon the affirmative vote of holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote and, until the 2022 annual meeting of stockholders, directors may be removed only for cause.
Stockholder Advance Notice Procedure
Our amended and restated by-laws include an advance notice procedure for stockholders to make nominations of candidates for election as directors before an annual or special meeting of our stockholders or to bring other business before an annual meeting of our stockholders. The amended and restated by-laws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, a stockholder meeting must timely deliver to our secretary at our principal executive offices a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a stockholder meeting if the proper procedures are not followed. We expect that these provisions

Exhibit 4.2
may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
For annual meetings of stockholders, to be timely, the stockholder’s notice to nominate persons for election as directors or to bring other business must be delivered to our secretary at our principal executive offices no earlier than 120 days nor later than 90 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our Secretary no earlier than 120 days before the meeting and no later than the later of (x) 90 days prior to the meeting and (y) the tenth day following the day on which notice of the date of the annual meeting was mailed or a public announcement of the date of the such meeting is first made by us.
For special meetings of stockholders for the purpose of electing directors called pursuant to our amended and restated certificate of incorporation and amended and restated by-laws, to be timely, the stockholder’s notice to nominate persons for election as directors must be delivered to our secretary at our principal executive offices no earlier than 120 days before the special meeting and no later than the later of (x) 90 days prior to the meeting and (y) the tenth day following the day on which notice of the date of the special meeting was mailed or on which a public announcement of the date of the such meeting is first made by us (whichever occurs first).
Amendment to Certificate of Incorporation and By-laws
Our amended and restated certificate of incorporation provides that it may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote at any annual or special meeting of stockholders.
In addition, our amended and restated certificate of incorporation and amended and restated by-laws provide that our by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of our entire Board (except to the extent our amended and restated by-laws require a different vote), or by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote.
These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated by-laws that may have an anti-takeover effect.
Section 203 of the DGCL
We are governed by Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock (an “Interested Stockholder”) for a period of three years following the date the person became an Interested Stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an Interested Stockholder is approved in a prescribed manner. Accordingly, we are subject to the anti-takeover effects of Section 203.